EXHIBIT 20.3



                               AUDITORS' REPORT

TO THE DIRECTORS OF
FRANCO-NEVADA MINING CORPORATION LIMITED

   We have audited the consolidated balance sheets of FRANCO-NEVADA MINING CORPORATION LIMITED as at March 31, 2001 and 2000 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2001 and 2000 and the results of its operations and cash flows for each of the years in the three-year period ended March 31, 2001 in accordance with Canadian generally accepted accounting principles.

/s/ PriceWaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Toronto, Ontario
April 30, 2001

COMMENTS BY AUDITORS FOR UNITED STATES READERS ON CANADIAN - UNITED STATES REPORTING DIFFERENCES

   In the United States, reporting standards for auditors require the addition of an explanatory paragraph, following the opinion paragraph, when there is a change in accounting principles that has a material effect on the comparability of the Company's consolidated financial statements, such as the change described in Note 2 to the consolidated financial statements. Our report to the Directors dated April 30, 2001 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the Auditors' Report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ PriceWaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Toronto, Ontario
April 30, 2001

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                          CONSOLIDATED BALANCE SHEETS


                                                        SEPTEMBER 30,     MARCH 31,    MARCH 31,
                                                            2001            2001         2000
                                                        -------------     ----------  ----------
                                                         (UNAUDITED)
                                                         (THOUSANDS OF CANADIAN DOLLARS) (NOTE 1)
                        ASSETS
Current assets
   Cash and short-term investments.....................  $  864,053      $  939,011   $  705,714
   Receivables.........................................      22,281          14,991       18,862
   Precious metals.....................................      44,224          13,612       27,584
   Taxes recoverable...................................       4,790              --           --
                                                         ----------       ----------  ----------
                                                            935,348         967,614      752,160
Investments in marketable securities (note 4)..........     134,396         160,800      248,869
Resource properties (note 5)...........................     179,063         337,757      349,364
Capital assets (note 6)................................       9,264          81,579       70,498
Investment in Normandy Mining Limited..................     349,055              --           --
                                                         ----------       ----------  ----------
                                                          1,607,126       1,547,750    1,420,891
                                                         ==========       ==========  ==========
                      LIABILITIES
Current liabilities
   Accounts payable....................................       2,989           9,036        4,382
   Taxes payable.......................................          --          17,385        8,289
                                                         ----------       ----------  ----------
                                                              2,989          26,421       12,671
                                                         ----------       ----------  ----------
Future income taxes (note 9)...........................      82,437          85,873       62,033
                                                         ----------       ----------  ----------
SHAREHOLDERS' EQUITY
Capital stock (note 7) (September 30, 2001--158,920,430
  shares, March 31, 2001--158,630,670 shares, March 31,
  2000--158,630,670 shares)............................   1,026,139       1,021,321    1,021,321
Retained earnings......................................     421,533         344,516      303,601
Deferred foreign exchange gain (note 8)................      74,028          69,619       21,265
                                                         ----------       ----------  ----------
                                                          1,521,700       1,435,456    1,346,187
                                                         ----------       ----------  ----------
                                                         $1,607,126      $1,547,750   $1,420,891
                                                         ==========       ==========  ==========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                   SIX MONTHS ENDED                FOR THE YEARS ENDED
                                            ------------------------------ ----------------------------------
                                            SEPTEMBER 30,    SEPTEMBER 30, MARCH 31,     MARCH 31,  MARCH 31,
                                                2001             2000        2001          2000       1999
                                            -------------    ------------- ---------     ---------  ---------
                                             (UNAUDITED)      (UNAUDITED)
                                            (THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS) (NOTE 1)
REVENUES
   Resource................................    $51,323          $41,142    $ 95,596      $ 81,970   $ 72,777
   Equity earnings in Normandy.............     11,215               --          --            --         --
   Investment..............................     22,902           38,960      82,035        38,607     43,330
                                               -------          -------    --------      --------   --------
                                                85,440           80,102     177,631       120,577    116,107
                                               -------          -------    --------      --------   --------
EXPENSES
   General and administration..............      3,164            4,848      10,688         7,554      5,508
   Operating costs.........................        371              473       1,141         1,396      1,573
   Depletion and depreciation..............      3,192            8,866      13,856        15,069     14,280
   Provision for mining assets.............         --               --      28,216            --         --
                                               -------          -------    --------      --------   --------
                                                 6,727           14,187      53,901        24,019     21,361
                                               -------          -------    --------      --------   --------
EARNINGS BEFORE TAXES......................     78,713           65,915     123,730        96,558     94,746
                                               -------          -------    --------      --------   --------
   Tax provision (note 9)
       --current...........................     25,959           23,770      49,641        27,100     26,163
       --future............................     (2,361)          (2,041)     (5,783)        5,463      5,129
                                               -------          -------    --------      --------   --------
                                                23,598           21,729      43,858        32,563     31,292
                                               -------          -------    --------      --------   --------
EARNINGS FROM CONTINUING OPERATIONS........     55,115           44,186      79,872        63,995     63,454
   Gain on sale of discontinued operations
     (note 12).............................     21,902               --          --            --         --
   Income from discontinued operations.....         --           16,931      33,573        33,641      5,075
                                               -------          -------    --------      --------   --------
NET EARNINGS...............................    $77,017          $61,117    $113,445      $ 97,636   $ 68,529
                                               =======          =======    ========      ========   ========
EARNINGS PER SHARE
   Continuing operations...................       0.35             0.28        0.51          0.41       0.42
   Discontinued operations.................       0.14             0.11        0.21          0.21       0.03
                                               -------          -------    --------      --------   --------
TOTAL EARNINGS PER SHARE...................    $  0.49          $  0.39    $   0.72      $   0.62   $   0.45
                                               =======          =======    ========      ========   ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                      SIX MONTHS ENDED          FOR THE YEARS ENDED
                                               --------------------------  ----------------------------
                                               SEPTEMBER 30, SEPTEMBER 30, MARCH 31, MARCH 31, MARCH 31,
                                                   2001          2000        2001      2000      1999
                                               ------------- ------------- --------- --------- ---------
                                                (UNAUDITED)   (UNAUDITED)
                                                       (THOUSANDS OF CANADIAN DOLLARS) (NOTE 1)
Beginning of period...........................   $344,516      $303,601    $303,601  $253,554  $217,261
Change in accounting for income taxes (note 2)         --       (17,009)    (17,009)       --        --
                                                 --------      --------    --------  --------  --------
                                                  344,516       286,592     286,592   253,554   217,261
Earnings......................................     77,017        61,117     113,445    97,636    68,529
Dividends.....................................         --            --     (55,521)  (47,589)  (32,236)
                                                 --------      --------    --------  --------  --------
End of period.................................   $421,533      $347,709    $344,516  $303,601  $253,554
                                                 ========      ========    ========  ========  ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              SIX MONTHS ENDED            FOR THE YEARS ENDED
                                         --------------------------  -----------------------------
                                         SEPTEMBER 30, SEPTEMBER 30, MARCH 31, MARCH 31, MARCH 31,
                                             2001          2000        2001      2000      1999
                                         ------------- ------------- --------- --------- ---------
                                          (UNAUDITED)   (UNAUDITED)
                                                  (THOUSANDS OF CANADIAN DOLLARS) (NOTE 1)
OPERATING ACTIVITIES
Earnings from continuing operations.....   $  55,115     $ 44,186    $ 79,872  $ 63,995  $  63,454
                                           ---------     --------    --------  --------  ---------
Non-cash items
   Depletion and depreciation...........       3,192        8,866      13,856    15,069     14,280
   Future income taxes..................      (2,361)      (2,041)     (5,783)    5,463      5,129
   Provision for mining assets..........          --           --      28,216        --         --
   Loss (gain) on sale of marketable
     securities.........................       3,469      (15,097)    (24,187)       --         --
   Equity earnings in Normandy..........     (11,215)          --          --        --         --
                                           ---------     --------    --------  --------  ---------
Total non-cash items....................      (6,915)      (8,272)     12,102    20,532     19,409
                                           ---------     --------    --------  --------  ---------
CASH FLOW FROM OPERATIONS...............      48,200       35,914      91,974    84,527     82,863
   Change in non-cash working capital...     (65,902)     (12,559)     27,883   (24,093)    23,320
                                           ---------     --------    --------  --------  ---------
                                             (17,702)      23,355     119,857    60,434    106,183
                                           ---------     --------    --------  --------  ---------
FINANCING ACTIVITIES
   Shares issued for cash...............       4,818           --          --     1,990    131,501
   Dividends............................          --           --     (55,521)  (47,589)   (32,236)
                                           ---------     --------    --------  --------  ---------
                                               4,818           --     (55,521)  (45,599)    99,265
                                           ---------     --------    --------  --------  ---------
INVESTING ACTIVITIES
   Marketable securities................      22,298       37,984     118,107   (35,494)  (144,809)
   Resource properties..................      (3,114)      (1,338)     (2,195)   (9,189)   (65,019)
   Capital assets.......................      (1,102)      (1,149)     (1,900)      (40)      (782)
   Investment in Normandy...............     (82,584)          --          --        --         --
   Short-term investments...............    (101,572)     (32,703)    (76,464)   28,891    (50,626)
                                           ---------     --------    --------  --------  ---------
                                            (166,074)       2,794      37,548   (15,832)  (261,236)
                                           ---------     --------    --------  --------  ---------
FOREIGN EXCHANGE GAIN (LOSS)............         198        2,886       8,317    (2,531)     8,787
                                           ---------     --------    --------  --------  ---------
DISCONTINUED OPERATIONS.................          --      (43,363)     33,034    36,182    (66,513)
                                           ---------     --------    --------  --------  ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................    (178,760)     (14,328)    143,235    32,654   (113,514)
Cash and cash equivalents--beginning of
  period................................     318,653      175,418     175,418   142,764    256,278
                                           ---------     --------    --------  --------  ---------
Cash and cash equivalents--end of period   $ 139,893     $161,090    $318,653  $175,418  $ 142,764
Short-term investments..................     724,160      569,009     620,358   530,296    564,743
                                           ---------     --------    --------  --------  ---------
CASH AND SHORT-TERM INVESTMENTS--END OF
  PERIOD................................   $ 864,053     $730,099    $939,011  $705,714  $ 707,507
                                           =========     ========    ========  ========  =========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


1. ACCOUNTING POLICIES

   The consolidated financial statements of Franco-Nevada Mining Corporation Limited (the "Company") have been prepared in accordance with accounting principles generally accepted in Canada. Summarized below are the significant accounting policies used in these consolidated financial statements.

   The accompanying unaudited interim financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Certain information included in the Annual Financial Statements are not included herein. In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements. Operating results for the period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the full fiscal period ended December 31, 2001 (see note 12).

  (A) BASIS OF CONSOLIDATION

   The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries.

  (B) USE OF ESTIMATES

   The preparation of the financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. The most significant estimates and assumptions are related to taxes and the recoverability of resource property costs through future production. Actual results could be different from these estimates.

  (C) CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

   Cash and cash equivalents include highly-liquid instruments with an original maturity of less than 90 days. The carrying amounts of cash and cash equivalents are stated at cost which approximates their fair value. The Company's short-term investments include highly-liquid instruments with an original maturity of 90 days or more and are carried at cost, which approximates their fair value.

  (D) PRECIOUS METALS AND INVENTORIES

   Precious metals inventory is valued at the period end spot price. Mine operating supplies are valued at the lower of average cost and net realizable value.

  (E) INVESTMENTS IN MARKETABLE SECURITIES

   Investments in marketable securities are valued at cost until it is determined that a permanent impairment exists at which time a write-down is taken.

  (F) RESOURCE PROPERTIES

  MINERAL PROPERTY AND DEVELOPMENT COSTS

   The Company records its interest in mineral properties at cost. Producing properties are amortized on the units-of-production basis. The ultimate recovery of costs associated with non-producing properties is dependent

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

upon the discovery and development of economic reserves or the profitable sale of the properties. If a property is abandoned or sold, the proceeds on the sale, less the cost of the property and any related deferred expenditures, are included in operations at that time. The Company periodically reviews its mineral properties to ascertain whether an impairment in value has occurred. Where a property is considered uneconomic it is written off.

  OIL AND GAS PROPERTY

   Producing oil and gas royalty properties are carried at the lower of the cost and net recoverable amount. Depletion is provided on capitalized amounts using the units-of-production method. Net recoverable amount is the aggregate of estimated future net revenues from proven reserves less operating, administration, financial and income tax expense. Estimated future net revenues are determined using year-end prices.

  (G) CAPITAL ASSETS

   Assets expected to remain productive throughout the mine's life are depreciated using the units-of-production method. Other assets are depreciated on a straight-line basis over their estimated useful lives.

  (H) TRANSLATION OF FOREIGN CURRENCY

   Foreign operations are self-sustaining and are translated using the current rate method. Assets and liabilities are translated at exchange rates prevailing at the period-end and revenue and expense items at average exchange rates for the period. Translation adjustments arising from changes in exchange rates are accounted for as a separate component of shareholders' equity. These adjustments will be included in operations upon realization.

  (I) FAIR VALUES OF FINANCIAL INSTRUMENTS

   The carrying value of Cash and Short Term Investments and Accounts Payable in the consolidated balance sheets approximate fair values due to the short-term duration of these instruments.

  (J) REVENUE RECOGNITION

   Gold and silver revenues from mining operations and royalty interests are recognized at the time of production. Payment is received in cash or in-kind.

  (K) COMPARATIVE FIGURES

   Certain comparative figures have been reclassified to conform with the current year's presentation.

2. CHANGE IN ACCOUNTING POLICY

   On April 1, 2000 the Company adopted the new Canadian Institute of Chartered Accountants recommendations for income taxes. Franco-Nevada provides for income taxes using the asset and liability method. Under this method, future tax assets and liabilities are determined based on differences between the financial accounting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   The Company has elected to adopt these standards retroactively without restatement. The cumulative effect of adopting the standard is an increase in future tax liabilities and a reduction in retained earnings of $17.0 million.

   Prior to April 1, 2000, the Company followed the deferral method of tax allocation in accounting for income taxes.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


3. BUSINESS MERGER

   On September 20, 1999, the Company announced completion of the merger that resulted in Franco-Nevada Mining Corporation Limited ("Franco-Nevada") merging with Euro-Nevada Mining Corporation Limited ("Euro-Nevada"). The merger of the Company and Euro-Nevada is accounted for as a pooling of interests which combines, at book value, the net assets and operations of the two companies. Accordingly, these financial statements have been prepared, and are presented as though the predecessor corporations had operated as a single entity since inception. Euro-Nevada shareholders received 0.77 Franco-Nevada shares for each Euro-Nevada share. Euro-Nevada had 101.2 million shares outstanding and, as a result, the Company issued 77.9 million additional common shares to former shareholders of Euro-Nevada.

   The following tables set forth results of operations of the previously separate companies for the periods before the combination.

                                                  FRANCO- EURO-
                                                  NEVADA  NEVADA  COMBINED
                                                  ------- ------- --------
     THREE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
        Revenue-continuing operations............ $17,145 $11,576 $ 28,721
        Net earnings.............................  14,892  10,611   25,503

     YEAR ENDED MARCH 31, 1999
        Revenue-continuing operations............  70,777  45,330  116,107
        Net earnings............................. $43,711 $24,818 $ 68,529

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


4. INVESTMENTS IN MARKETABLE SECURITIES

   The Company holds the following investments:

                                                           MARCH 2001
                                                    ------------------------

                                                               UNITS HELD
                                                    CARRYING ---------------
INVESTMENT                                           VALUE   NUMBER  CLASS
----------                                          -------- ------ --------
Inco Limited (note a).............................. $ 17,237 4,309  Warrants
Aber Diamond Corporation...........................   69,507 7,717  Common
Duff & Phelps Utilities Income Inc.................   14,208 1,000  Common
First Australia Prime Income Fund, Inc.............   56,155 5,000  Common
Other..............................................    3,693
                                                    --------
                                                    $160,800
                                                    ========

                                                            MARCH 2000
                                                    ---------------------------

                                                                 UNITS HELD
                                                    CARRYING ------------------
INVESTMENT                                           VALUE   NUMBER    CLASS
----------                                          -------- ------ -----------
Inco Limited....................................... $ 80,705 9,576  VBN
Aber Diamond Corporation...........................   69,507 7,717  Common
Duff & Phelps Utilities Income Inc.................   27,504 2,100  Common
First Australia Prime Income Fund, Inc.............   51,767 5,000  Common
San Juan Basin Royalty Trust.......................   14,503 2,000  Trust Units
Other..............................................    4,883
                                                    --------
                                                    $248,869
                                                    ========

--------
(a) The Inco Limited ("Inco") Class VBN Shares ("VBN Shares") were tendered to Inco in December 2000 in exchange for 4,309,277 warrants of Inco ("warrants") and cash proceeds of $7.50 per VBN Share. The Company recognized a gain of $8.3 million on the transaction.
(b) The fair market value of investments at year-end is $179,153,753 (2000; $221,577,536).
(c) On September 5, 2001, Franco-Nevada entered into an agreement to convert US$72.4 million principal amount (US$115.3 million with accrued interest as at September 30, 2001) of capital securities of Echo Bay Mines Ltd. ("Echo Bay") into common shares of Echo Bay. Pending Echo Bay's shareholder approval, Franco-Nevada expects to maintain a 49.5% interest in Echo Bay following conversion. (unaudited)

5. RESOURCE PROPERTIES

                                MARCH 2001                    MARCH 2000
                       ----------------------------- -----------------------------
                                              NET                           NET
                                ACCUMULATED  BOOK             ACCUMULATED  BOOK
                         COST    DEPLETION   VALUE     COST    DEPLETION   VALUE
                       -------- ----------- -------- -------- ----------- --------
Producing property.... $392,497  $(116,669) $275,828 $354,424  $(78,185)  $276,239
Non-producing property   88,462    (26,533)   61,929   79,139    (6,014)    73,125
                       --------  ---------  -------- --------  --------   --------
                       $480,959  $(143,202) $337,757 $433,563  $(84,199)  $349,364
                       ========  =========  ======== ========  ========   ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


6. CAPITAL ASSETS

                                  MARCH 2001                   MARCH 2000
                         ---------------------------- ----------------------------
                                                NET                          NET
                                 ACCUMULATED   BOOK           ACCUMULATED   BOOK
                          COST   AMORTIZATION  VALUE   COST   AMORTIZATION  VALUE
                         ------- ------------ ------- ------- ------------ -------
Plant & mining equipment $49,115   $ (5,905)  $43,210 $36,569   $(2,278)   $34,291
Well equipment..........   9,121       (955)    8,166   7,267      (725)     6,542
Buildings...............  31,200     (4,461)   26,739  27,860    (2,069)    25,791
Other...................   5,998     (2,534)    3,464   5,965    (2,091)     3,874
                         -------   --------   ------- -------   -------    -------
                         $95,434   $(13,855)  $81,579 $77,661   $(7,163)   $70,498
                         =======   ========   ======= =======   =======    =======

7. CAPITAL STOCK

      The Company has an unlimited number of authorized preferred and common shares.

                                   MARCH 2001         MARCH 2000          MARCH 1999
                               ------------------ ------------------ -------------------
ISSUED AND OUTSTANDING:        NUMBER      $      NUMBER      $      NUMBER       $
-----------------------        ------- ---------- ------- ---------- -------  ----------
COMMON SHARES
Beginning of year (note a).... 158,631 $1,014,348 158,357 $1,009,537 152,293  $  861,653
Issued for cash...............      --         --      --         --   3,253     103,937
Issued for resource properties      --         --      --         --     957      25,693
Options exercised.............      --         --     274      4,811     185       3,472
Warrants exercised............      --         --      --         --   1,669      17,603
                               ------- ---------- ------- ---------- -------  ----------
End of year................... 158,631 $1,014,348 158,631 $1,014,348 158,357  $1,012,358
                               ======= ========== ======= ========== =======  ==========
WARRANTS (NOTE B)
Beginning of year.............   4,380 $    6,973   4,380 $    6,973   4,830  $      484
Exercised.....................      --         --      --         --  (1,084)       (271)
Issued........................      --         --      --         --     634       6,760
                               ------- ---------- ------- ---------- -------  ----------
End of year...................   4,380 $    6,973   4,380 $    6,973   4,380  $    6,973
                               ======= ========== ======= ========== =======  ==========

--------
(a) On September 20, 1999 Franco-Nevada Mining Corporation Limited merged with Euro-Nevada Mining Corporation Limited. See note 3. The 1999 comparative share capital amounts have been adjusted for the merger. The opening share capital dollar amount for fiscal 2000 is net of $2,821,000 of share issue costs incurred in the year.
(b) The Company has two classes of warrants issued and outstanding. There are 2,246,336 Class A warrants each of which entitles the holder thereof to acquire four common shares of the Company at a price of $200 per warrant. There are 2,133,751 Class B warrants outstanding each of which entitles the holder thereof to acquire 3.08 common shares of the Company at a price of $100 per warrant. The Class A and B warrants expire on September 15, 2003 and November 12, 2003, respectively.
(c) As at September 30, 2001, in addition to its 158,920,430 common shares, the Company has two classes of warrants issued and outstanding. See note 7 (b).
(d) Franco-Nevada adopted a shareholders' rights plan (the "Rights Plan") on February 24/th/, 2000. The Rights Plan was approved by the shareholders of the Company on September 21, 2000. Under the Rights Plan, each Franco-Nevada common share carries with it the right to purchase shares of Franco-Nevada, at a discounted price, under certain circumstances and in the event of particular hostile efforts to acquire control of the Company. The rights are evidenced by and trade with the Franco-Nevada common shares.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

(e) Share Option Plan

   Common share options outstanding at March 31, 2001, 2000 and 1999 under the share option plan are as follows:

                                     MARCH 2001          MARCH 2000          MARCH 1999
                                 ------------------- ------------------- -------------------
                                            WEIGHTED            WEIGHTED            WEIGHTED
                                            AVERAGE             AVERAGE             AVERAGE
                                            EXERCISE            EXERCISE            EXERCISE
                                  NUMBER     PRICE    NUMBER     PRICE    NUMBER     PRICE
                                 ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning of year 5,873,716   $20.79  3,934,876   $18.29  4,084,316   $18.17
Changes during year
  Granted.......................    50,000    18.30  2,500,000    24.50     35,400    31.09
  Exercised.....................        --       --   (273,359)   17.60   (184,840)   17.88
  Expired.......................  (593,600)   24.87   (287,801)   21.92         --       --
                                 ---------   ------  ---------   ------  ---------   ------
Outstanding at end of year...... 5,330,116    20.31  5,873,716    20.79  3,934,876    18.29
                                 =========   ======  =========   ======  =========   ======
Exercisable at end of year...... 1,656,068   $16.65  1,283,416   $16.16  1,103,914   $15.33
                                 =========   ======  =========   ======  =========   ======

   The following table summarizes information about the share options outstanding at March 31, 2001.

                    NUMBER     WEIGHTED AVERAGE                      NUMBER
   RANGE OF     OUTSTANDING AT    REMAINING     WEIGHTED AVERAGE EXERCISABLE AT WEIGHTED AVERAGE
EXERCISE PRICE    MAR. 31/01   CONTRACTUAL LIFE  EXERCISE PRICE    MAR. 31/01    EXERCISE PRICE
--------------- -------------- ---------------- ---------------- -------------- ----------------
$ 4.35 - $13.64   1,133,186       3.6 years          $11.50         675,036          $10.05
$14.21 - $22.14   1,599,880       4.5 years          $18.67         662,742          $18.37
$23.57 - $35.43   2,597,050       8.0 years          $25.17         318,290          $27.09

--------
(i) Options granted under the Share Option Plan generally have a term of 10 years and vest evenly over their term. The exercise price of each option is the closing price of the Company's common stock on the Toronto Stock Exchange on the day on which the option is granted.
(ii) On September 20, 1999 the Company merged with Euro-Nevada Mining Corporation Limited. At the time of the merger there were 2,102,332 options of Euro-Nevada outstanding. These options were converted to 1,618,796 options of Franco-Nevada at a ratio of 0.77. The 1999 comparatives for share options have been adjusted for this transaction.

8. DEFERRED FOREIGN EXCHANGE GAIN

   Components of deferred foreign exchange include:

                                                                MARCH   MARCH
                                                                2001    2000
                                                               ------- -------
Cash.......................................................... $25,362 $15,170
Mineral properties............................................  31,939   2,748
Marketable securities.........................................  10,538   2,650
Other.........................................................   1,780     697
                                                               ------- -------
                                                               $69,619 $21,265
                                                               ======= =======

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


9. INCOME TAXES

   (a) The Company's effective tax rate differs from the combined Canadian federal and provincial statutory tax rate as follows:

                                                             MARCH MARCH MARCH
                                                             2001  2000  1999
                                                             ----- ----- -----
Tax at Canadian statutory rate..............................   43%   45%   45%
Lower U.S. tax rate on U.S. earnings........................  (10)  (12)  (13)
Non-taxable earnings........................................   --    (2)   (3)
Capital and mining taxes....................................    2     3     4
                                                              ---   ---   ---
Effective tax rate..........................................   35%   34%   33%
                                                              ===   ===   ===

   (b) The following table depicts the primary temporary differences included in future income taxes as at March 31, 2001 and 2000. The 2000 comparative amounts have been presented after reflecting the $17.0 million effect of the implementation adjustment described in note 2.

                                                                 MARCH  MARCH
                                                                 2001   2000
                                                                 ------ ------
Future income taxes:
Liabilities:
   Mineral properties........................................... 65,169 64,395
   Capital assets............................................... 16,445 10,734
   Other........................................................  4,259  3,913
                                                                 ------ ------
Net future income taxes......................................... 85,873 79,042
                                                                 ====== ======

   (c) Details of income tax (credit) expense by jurisdiction are:

                                                         MARCH   MARCH  MARCH
                                                         2001    2000   1999
                                                         ------  ------ ------
Current
   United States........................................ 23,293  15,215 14,596
   Canada............................................... 26,348  11,885 11,567
                                                         ------  ------ ------
                                                         49,641  27,100 26,163
Future
   United States........................................    866   2,319    621
   Canada............................................... (6,649)  3,144  4,508
                                                         ------  ------ ------
                                                         (5,783)  5,463  5,129

   (d) Income taxes paid in 2001 were $45,249,276 (2000--$26,002,590,
1999--$19,357,381).

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


10. SEGMENT INFORMATION

   The Company operates in the Mining and Oil and Gas industries. The operations are evaluated and managed in two segments, namely, Mining royalties and Oil and Gas. Mining royalties include precious metals and base metal royalties and the Company's exploration interests that are aimed at generating royalties. Oil and Gas operations are largely in Canada.

                              SIX MONTHS ENDED       FOR THE YEARS ENDED
                           ----------------------- -----------------------
                            SEPTEMBER   SEPTEMBER   MARCH   MARCH   MARCH
                              2001        2000      2001    2000    1999
                           ----------- ----------- ------- ------- -------
                           (UNAUDITED) (UNAUDITED)
REVENUES
   Mining royalties.......   $37,798     $27,800   $66,030 $64,771 $61,589
   Oil & gas..............    13,525      13,342    29,566  17,199  11,188
                             -------     -------   ------- ------- -------
                              51,323      41,142    95,596  81,970  72,777
                             -------     -------   ------- ------- -------
OPERATING COSTS
   Mining royalties.......        43         136       341     196     155
   Oil & gas..............       328         337       800   1,200   1,418
                             -------     -------   ------- ------- -------
                                 371         473     1,141   1,396   1,573
                             =======     =======   ======= ======= =======
DEPLETION AND DEPRECIATION
   Mining royalties.......     2,312       7,237    11,555  11,269  11,089
   Oil & gas..............       880       1,629     2,301   3,800   3,191
                             -------     -------   ------- ------- -------
                             $ 3,192     $ 8,866   $13,856 $15,069 $14,280
                             =======     =======   ======= ======= =======

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


                                            SIX MONTHS ENDED             FOR THE YEARS ENDED
                                         ----------------------  ----------------------------------
                                          SEPTEMBER   SEPTEMBER    MARCH       MARCH       MARCH
                                            2001        2000       2001        2000        1999
                                         ----------- ----------- ----------  ----------  ----------
                                         (UNAUDITED) (UNAUDITED)
SEGMENT INCOME BEFORE TAXES
   Mining royalties..................... $   35,443  $   20,427  $   54,134  $   53,306  $   50,345
   Oil & Gas............................     12,317      11,376      26,465      12,199       6,579
   Provision for mining assets..........         --          --     (28,216)         --          --
                                         ----------  ----------  ----------  ----------  ----------
                                             47,760      31,803      52,383      65,505      56,924
   Investment earnings..................     22,902      38,960      82,035      38,607      43,330
   Equity earnings in Normandy..........     11,215          --          --          --          --
   General and administration...........     (3,164)     (4,848)    (10,688)     (7,554)     (5,508)
                                         ----------  ----------  ----------  ----------  ----------
EARNINGS BEFORE TAX.....................     78,713      65,915     123,730      96,558      94,746
Tax.....................................    (23,598)    (21,729)    (43,858)    (32,563)    (31,292)
                                         ----------  ----------  ----------  ----------  ----------
EARNINGS FROM CONTINUING OPERATIONS.....     55,115      44,186      79,872      63,995      63,454
Discontinued operations.................     21,902      16,931      33,573      33,641       5,075
                                         ----------  ----------  ----------  ----------  ----------
NET EARNINGS............................     77,017      61,117     113,445      97,636      68,529
                                         ==========  ==========  ==========  ==========  ==========
REVENUE BY GEOGRAPHIC AREA
   USA..................................     46,975      50,209     114,432      71,772      66,344
   Canada...............................     26,054      28,499      60,120      45,228      46,232
   Australia............................     11,215          --          --          --          --
   Other................................      1,196       1,394       3,079       3,577       3,531
                                         ----------  ----------  ----------  ----------  ----------
                                             85,440      80,102     177,631     120,577     116,107
                                         ==========  ==========  ==========  ==========  ==========
SEGMENT CAPITAL EXPENDITURES
   Mining royalties.....................      2,602       1,271       2,265       8,924      61,446
   Oil & gas............................      1,614       1,216       1,830         305       4,355
                                         ----------  ----------  ----------  ----------  ----------
                                              4,216       2,487       4,095       9,229      65,801
                                         ==========  ==========  ==========  ==========  ==========
IDENTIFIABLE ASSETS BY GEOGRAPHIC AREA
   USA..................................  1,191,180     593,671   1,386,228     521,363     515,581
   Canada...............................     39,379     847,441     106,229     824,560     794,514
   Australia............................    349,055      30,628      23,779      31,208      29,943
   Other................................     27,512      42,776      31,514      43,760      49,487
                                         ----------  ----------  ----------  ----------  ----------
                                          1,607,126   1,514,516   1,547,750   1,420,891   1,389,525
                                         ==========  ==========  ==========  ==========  ==========
IDENTIFIABLE ASSETS BY SEGMENT
   Mining royalties.....................    215,263     317,899     172,225     236,483     227,424
   Oil & gas............................     43,997      43,912      44,037      57,149      59,911
   Mining operations....................         --     193,902     231,371     172,237     176,002
                                         ----------  ----------  ----------  ----------  ----------
   Total assets for reportable segments.    259,260     555,713     447,633     465,869     463,337
   Cash and investments at cost.........  1,347,504     958,506   1,099,811     954,583     925,826
   Other................................        362         297         306         439         362
                                         ----------  ----------  ----------  ----------  ----------
                                         $1,607,126  $1,514,516  $1,547,750  $1,420,891  $1,389,525
                                         ==========  ==========  ==========  ==========  ==========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

11. COMMITMENTS

  (A) FOREIGN EXCHANGE CONTRACTS

   Franco has entered into foreign exchange contracts whereunder Franco-Nevada will receive Australian $4 million in June 2002 and 2003 at US$0.5873 and US$0.5882 respectively for each Australian dollar. These contracts were closed out subsequent to March 31, 2001.

  (B) NET PROFITS INTEREST

   Franco-Nevada pays the contract operator of the Ken Snyder Mine a 5% net profit interest based upon the Company's reported pre-tax profit from the mine.

12. SUBSEQUENT EVENT

   (a) On April 2, 2001, the Company entered into an agreement with Normandy Mining Limited ("Normandy"), Australia's largest gold producer, to exchange its Ken Snyder mine, US$48 million, and its Australian assets in return for a 19.99% interest in Normandy. On May 31, 2001 the transaction was consummated and Normandy issued 446.1 million freely-trading ordinary shares to Franco-Nevada. Franco-Nevada retained a minimum 5% NSR royalty over the Midas property, which escalates at gold prices over US$300 per ounce to a maximum of 10% at gold prices over US$400 per ounce.

   The exchange of assets resulted in a pre-tax gain of $38.6 million to Franco-Nevada and has been classified as "Discontinued operations." Income taxes of $16.7 million were recorded in connection with the exchange.

   Amounts included in the consolidated balance sheets relating to discontinued operations are as follows:

                                                             MARCH     MARCH
                                                             2001      2000
                                                            --------  --------
Current assets............................................. $ 31,509  $  8,863
Non-current assets.........................................  223,525   195,237
Current liabilities........................................   (8,880)   (2,386)
Non-current liabilities....................................  (51,071)  (17,486)
                                                            --------  --------
Net assets of discontinued operations...................... $195,083  $184,228
                                                            ========  ========

   The summarized statements of operations for the discontinued operations are as follows:

                                                   MARCH     MARCH     MARCH
                                                   2001      2000      1999
                                                  --------  --------  --------
Revenue.......................................... $106,641  $ 97,659  $ 19,489
Expenses.........................................  (65,738)  (50,413)  (12,048)
Taxes............................................   (7,330)  (13,605)   (2,366)
                                                  --------  --------  --------
Net earnings from discontinued operations........ $ 33,573  $ 33,641  $  5,075
                                                  ========  ========  ========

   The summarized statements of cashflows for the discontinued operations are as follows:

                                                   MARCH     MARCH     MARCH
                                                   2001      2000      1999
                                                  --------  --------  --------
Operating........................................ $ 65,948  $ 56,016  $  4,708
Investing........................................  (33,309)  (19,358)  (71,339)
Foreign exchange.................................      395      (476)      118
                                                  --------  --------  --------
Net cashflow from discontinued operations........ $ 33,034  $ 36,182  $(66,513)
                                                  ========  ========  ========

   (b) The Company has announced a change of its year end to December 31 effective for the period ended December 31, 2001.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


13. LEGAL MATTERS

  (A) ENVIRONMENTAL

   The Company's mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

  (B) CLAIMS

   The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company is also subject to reassessment for income and mining taxes for certain years. It does not believe that adverse decisions in any pending or threatened proceeding related to any potential tax assessments or other matters, or any amount which it may be required to pay by reason thereof, will have material adverse effect on the financial condition or future results of operations of the Company.

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

   For Canadian GAAP purposes Franco-Nevada has accounted for the investment in Normandy Mining Limited on an equity basis using the best information available from Normandy in the public domain. As Normandy has declined to provide a reconciliation of its results of operations in US GAAP for the period ended September 30, 2001 there is no basis for recording an adjustment to US GAAP.

   Canadian GAAP varies in certain significant respects from the principles and practices generally accepted in the United States ("US GAAP"). The effect of these principal measurement differences on the Company's consolidated financial statements are quantified below and described in the accompanying notes:

                            STATEMENTS OF EARNINGS
           (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE DATA)

                                                                           SIX MONTHS ENDED         FOR THE YEARS ENDED
                                                                        ----------------------  --------------------------
                                                                         SEPTEMBER   SEPTEMBER   MARCH     MARCH    MARCH
                                                                           2001        2000      2001      2000     1999
                                                                        ----------- ----------- --------  -------  -------
                                                                        (UNAUDITED) (UNAUDITED)
Net earnings for the period reported under Canadian GAAP...............  $ 77,017    $ 61,117   $113,445  $97,636  $68,529
Mineral properties expense(a)..........................................    (1,938)     (1,890)     8,576   (5,236)  (7,637)
Business merger costs(b)...............................................        --          --         --   (2,821)      --
Fair market value adjustment of marketable securities(c)...............    12,228     (21,629)   (21,971)      --       --
Income taxes...........................................................    (3,582)      8,239      4,370    2,911    3,101
                                                                         --------    --------   --------  -------  -------
Net earnings for the period reported under US GAAP before US GAAP
 difference on discontinued operations and changes in accounting policy    83,725      45,837    104,420   92,490   63,993
Discontinued operations(d)(e)..........................................    27,385       1,183        213   (1,307)  (1,481)
                                                                         --------    --------   --------  -------  -------
Net earnings for the period reported under US GAAP after discontinued
 operations and before changes in accounting policy....................   111,110      47,020    104,633   91,183   62,512
Cumulative effect of change in accounting
 policy(e)(f)..........................................................        --      (2,467)    (2,467)  (4,943)      --
                                                                         --------    --------   --------  -------  -------
Net earnings for the period reported under US GAAP after discontinued
 operations and changes in accounting policy...........................  $111,110    $ 44,553   $102,166  $86,240  $62,512
                                                                         ========    ========   ========  =======  =======

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)

--------
(a) In accordance with United States GAAP, the Company would be required to charge all costs of mineral properties exploration to earnings as incurred until proven economic reserves are established. In fiscal 2001, the Company recorded a provision against mining assets which contains mineral property assets already expensed under US GAAP. This has resulted in a reduction in the provision under US GAAP of $8,576,000.
(b) Under US GAAP, merger costs are expensed as incurred. Under Canadian GAAP, the costs are considered a capital transaction and netted against capital stock.
(c) Under US GAAP, the Company was required to write-down a marketable security investment in an earlier period. The provision and realized loss booked under Canadian GAAP in the period ended September 30, 2001 has been subsequently reversed as a result of the US GAAP adjustment.
(d) The Company disposed of its Ken Snyder Mine in Nevada and Australian division to Normandy Mining Limited ("Normandy") of Australia in exchange for an equity interest in Normandy. The gain recognized on the transaction under Canadian GAAP has been adjusted for differences between carrying costs of the Ken Snyder Mine and Australian division under US GAAP. The above amounts are net of tax.
(e) Effective January 1, 2001 the Company implemented Staff Accounting Bulletin ("SAB") Note 101, Revenue Recognition for US GAAP purposes. According to SAB 101, there are numerous conditions depicting when revenue can be recognized. Under Canadian GAAP, the Company recognized revenue upon the delivery of gold dore to the refiner. The above amounts are net of tax of $1,328,000.
(f) Statement of Position 98-5 was adopted during fiscal 2000 which requires start-up costs to be expensed as incurred. Under Canadian GAAP, start-up costs are deferred and amortized over the mine life. The above adjustment is net of tax of $2,362,000.
(g) The Company accounts for its share options under Canadian GAAP, which in the Company's circumstances are not different from the amounts that would be determined under the provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Accordingly, no compensation expense for its share option plan has been recorded in the consolidated statements of operations for the six months ended September 30, 2000 and 2001 and the fiscal years ending March 31, 2001, 2000 and 1999.

                                                                       SIX MONTHS ENDED          FOR THE YEARS ENDED
                                                                    ----------------------  ----------------------------
                                                                     SEPTEMBER   SEPTEMBER   MARCH     MARCH     MARCH
                                                                       2001        2000      2001      2000      1999
                                                                    ----------- ----------- --------  --------  --------
                                                                    (UNAUDITED) (UNAUDITED)
BASIC EARNINGS PER SHARE
Net earnings per share for the period reported under US GAAP before
 US GAAP difference on discontinued operations and changes in
 accounting policy.................................................  $   0.53    $   0.29   $   0.66  $   0.58  $   0.41
Discontinued operations(d)(e)......................................      0.17        0.01       0.00     (0.01)    (0.01)
                                                                     --------    --------   --------  --------  --------
Net earnings per share for the period reported under US GAAP after
 discontinued operations and before changes in accounting policy...      0.70        0.30       0.66      0.57      0.40
Cumulative effect of changes in accounting policy(e)(f)............        --       (0.02)     (0.02)    (0.03)       --
                                                                     --------    --------   --------  --------  --------
Net earnings per share for the period reported under US GAAP after
 discontinued operations and changes in accounting policy..........  $   0.70    $   0.28   $   0.64  $   0.54  $   0.40
                                                                     ========    ========   ========  ========  ========
Weighted average number of common shares outstanding (thousands)...   158,662     158,631    158,631   158,521   154,898
                                                                     ========    ========   ========  ========  ========

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


                                                       SIX MONTHS ENDED        FOR THE YEARS ENDED
                                                    ----------------------- --------------------------
                                                     SEPTEMBER   SEPTEMBER   MARCH    MARCH     MARCH
                                                       2001        2000      2001     2000      1999
                                                    ----------- ----------- -------- --------  -------
                                                    (UNAUDITED) (UNAUDITED)
STATEMENTS OF COMPREHENSIVE EARNINGS
Net earnings for the period reported under US GAAP.  $111,110    $ 44,553   $102,166 $ 86,240  $62,512
Other comprehensive earnings (net of tax):
   Foreign currency translation adjustment.........     4,749      21,043     46,074  (23,695)  27,161
   Unrealized (loss)/gain on marketable securities.       374      49,514     51,776  (33,111)   9,427
                                                     --------    --------   -------- --------  -------
Comprehensive earnings.............................  $116,233    $115,110   $200,016 $ 29,434  $99,100
                                                     ========    ========   ======== ========  =======

   The above amounts are net of taxes as follows: September 2001: $272,000, September 2000: $20,867,000, March 2001: $16,913,000, March 2000: ($15,443,000)
and March 1999: $4,780,000.

   The statements of comprehensive earnings provide a measure of all changes in equity the company that results from transactions with other than shareholders and other economic events that occur during the period.

                                           SIX MONTHS ENDED          FOR THE YEARS ENDED
                                        ----------------------  -----------------------------
                                         SEPTEMBER   SEPTEMBER   MARCH     MARCH      MARCH
                                           2001        2000      2001      2000       1999
                                        ----------- ----------- --------  --------  ---------
                                        (UNAUDITED) (UNAUDITED)
STATEMENTS OF CASH FLOWS
The following summarizes the cash flow amounts in accordance with US GAAP.

Operating activities...................  $ (19,640)  $ 21,466   $116,257  $ 52,377  $  98,546
Investing activities...................   (164,136)     4,683     41,148   (10,596)  (253,599)
Financing activities...................      4,818         --    (55,521)  (42,778)    99,265
Foreign exchange.......................        198      2,886      8,317    (2,531)     8,787
Discontinued operations
   Operating...........................         --    (20,152)    65,781    54,709      3,062
   Investing...........................         --    (22,573)   (33,142)  (18,051)   (69,693)
   Foreign exchange....................         --       (638)       395      (476)       118
Opening cash and cash equivalents......    318,653    175,418    175,418   142,764    256,278
Closing cash and cash equivalents......    139,893    161,090    318,653   175,418    142,764
Closing cash and short-term investments    864,053    730,099    939,011   705,714    707,507

BALANCE SHEETS

   The following summarizes the balance sheet amounts in accordance with US GAAP where different from the amounts reported under Canadian GAAP.

                                          (UNAUDITED)
                                        SEPTEMBER 2001          MARCH 2001            MARCH 2000
                                     --------------------- --------------------- ---------------------
                                      CANADIAN      US      CANADIAN      US      CANADIAN      US
                                        GAAP       GAAP       GAAP       GAAP       GAAP       GAAP
                                     ---------- ---------- ---------- ---------- ---------- ----------
Precious metals..................... $   44,224 $   44,224 $   13,612 $   10,155 $   27,584 $   27,584
Investments in marketable securities    134,396    165,881    160,800    179,154    248,869    221,578
Resource properties.................    179,063    173,263    337,757    286,421    349,364    291,844
Deferred taxes......................     82,437     80,984     85,873     67,577     62,033     49,380
Capital stock.......................  1,026,139  1,028,960  1,021,321  1,024,142  1,021,321  1,024,142
Retained earnings...................    421,533    406,608    344,516    295,498    303,601    248,853
Deferred foreign exchange gain......     74,028     70,972     69,619     66,223     21,265     20,149

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


NEW STANDARDS FOR CANADIAN GAAP

   In late 2000, the Canadian Institute of Chartered Accountants ("CICA") issued a revised standard, Section 3500, "Earnings Per Share". Public companies with quarterly reporting requirements must calculate basic and fully diluted earnings per share in accordance with the new standard. Diluted earnings per share will now be calculated using the "Treasury Stock Method". The new section will be implemented for the fiscal period ended December 31, 2001.

   In August 2000, the CICA issued a new standard, Section 1751, "Interim Financial Statements" effective for interim periods in fiscal years beginning on or after January 1, 2001. This standard requires interim financial statements, at a minimum, to include an income and cash flow statement for the quarter and year to date periods, a balance sheet and a statement of retained earnings along with detailed notes to the financial statements. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

   The CICA recently issued new Handbook Sections 1581, "Business Combinations" and 3062, "Goodwill and Other Intangible Assets". Effective July 1, 2001, the standards require that all business combinations be accounted for using the purchase method. Additionally, effective January 1, 2002, goodwill and intangible assets with an indefinite life will no longer be amortized to earnings and will be assessed for impairment on an annual basis in accordance with the new standards, including a transitional impairment test whereby any resulting impairment will be charged to opening retained earnings. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

   In March 2000, the Accounting Standards Board of the CICA issued Accounting Guideline No. 11, "Enterprises in the Development Stage". The guideline addresses three specific issues: (a) capitalization of costs and expenditures,
(b) impairment and (c) disclosure. Prior to its issuance, development stage entities were exempt from following certain aspects of Canadian GAAP. This guideline will require that all companies account for transactions based on the underlying characteristics of the transaction rather than the maturity of the enterprise. The guideline is effective no later than fiscal periods beginning on or after April 1, 2000. The Company is aware that there are two alternative views of how this guideline affects mining companies with respect to the capitalization of exploration costs. CICA Handbook Section 3061 "Property, Plant and Equipment" states that "For a mining property, the cost of the asset includes exploration costs if the enterprise considers that such costs have the characteristics of property, plant and equipment." The Company considers that exploration costs incurred meet the characteristics of property, plant and equipment and accordingly defers such costs. Under the view adopted by the Company, deferred exploration costs would not automatically be subject to regular assessments of recoverability, unless conditions such as those in Accounting Guideline No. 11 exist. Under the alternative view, there would be a regular assessment of capitalized exploration costs. Assessment of the probability of recoverability of deferred exploration costs from future operations would require the preparation of a projection based on objective evidence of economic reserves, such as a feasibility study. The Company's interpretation of the guideline will not have a significant impact on the financial statements. However, if the second view is accepted, all deferred exploration costs would be written off as of the beginning of fiscal 2001. This write-off would be treated as a change in accounting principle. The result would be a reduction of resource properties of $49.0 million, a decrease to retained earnings of $30.9 million and a reduction to future taxes of $18.1 million. The impact for the fiscal year ended March 31, 2001 would be a reduction in resource properties of $3.5 million, net income of $2.3 million and future taxes of $1.2 million. For the six-month periods ended September 30, 2000 and 2001 the reduction to resource properties, net income and future taxes would be $1.9 million, $1.2 million and $0.7 million, respectively. The CICA is currently evaluating this issue to determine the appropriate interpretation of the guideline and CICA Handbook Section 3061.

                   FRANCO-NEVADA MINING CORPORATION LIMITED

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT WHERE OTHERWISE
                                  INDICATED)


NEW STANDARDS FOR US GAAP

   In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination and SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. These standards require all future business combinations to be accounted for using the purchase method of accounting. The Company is required to adopt SFAS No. 141 for business combinations after July 1, 2001 and 142 on a prospective basis as of January 1, 2002. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.

   The Financial Accounting Standards Board has recently issued FASB No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". FAS 144 supersedes FAS 121 and the accounting and reporting provisions of APB 30 for segments of a business to be disposed of. The pronouncement is effective January 1, 2002, and will be adopted by the Company at that time. Management does not expect a significant impact on the financial statements of the Company upon the adoption of the new standard.